TO: **CEN BIOTECH INC.**

AND TO: **The Director thereof and the Shareholders Thereof**

I, JOSEPH A. BYRNE, do hereby tender my resignation as CEO and DIRECTOR of the above Corporation, such resignation to take effect forthwith.

DATED the 13th day of November, 2019.

JOSEPH A. BYRNE